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                                                                    Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-24189 of GFSI, Inc. of our report dated January 24, 1997 (February 27, 1997 as to Note 1) on the financial statements of GFSI, Inc. (formerly Winning Ways, Inc.) as of and for the year ended June 30, 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Amendment No. 1 to Registration Statement of GFSI, Inc. on Form S-4 of our report dated January 24, 1997 (February 27, 1997 as to Note 2) on the balance sheet of GFSI, Inc as of Janaury 23, 1997, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings, "Selected Financial Data" and "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP
Kansas City, Missouri
June 26, 1997